Exhibit 99.1

Consortium led by BC Partners to Acquire PetSmart for $83.00 per Share in Cash
Transaction Provides Significant Value to Shareholders and Positions the Company to
Capitalize on Future Growth Opportunities
PHOENIX, Arizona and NEW YORK, New York – December 14, 2014 – PetSmart, Inc. (NASDAQ: PETM) today announced that it has entered into a definitive agreement to be acquired by a consortium led by BC Partners, Inc. at a price of  $83.00 per share in cash, representing a premium of approximately 39% over PetSmart's unaffected closing share price on July 2, 2014.  The consortium includes Funds advised by BC Partners ("the BC Funds"), alongside several of its limited partners, including La Caisse de dépôt et placement du Québec ("La Caisse") and StepStone.  Longview Asset Management, which owns or manages approximately 9% of PetSmart's outstanding shares has committed to vote in favor of the transaction.   Longview will participate in the consortium only with respect to approximately one-third of its holdings, with the balance of its holdings receiving the same $83.00 per share cash transaction consideration as PetSmart's public shareholders will receive.
The transaction would be valued at approximately $8.7 billion, representing a 9.1x multiple of PetSmart's adjusted EBITDA1 for the twelve months ending November 2, 2014.
The announcement follows a thorough review of strategic alternatives undertaken by the PetSmart Board of Directors to maximize shareholder value which began over the summer. The transaction was unanimously approved by the PetSmart Board and is subject to shareholder and regulatory approval and other customary closing conditions.  The consortium has received fully committed debt financing in connection with the transaction.  The transaction is expected to close in the first half of 2015.
"We are pleased to have reached this agreement with BC Partners, which maximizes value for all of our shareholders and best positions PetSmart to continue to meet the needs of pet parents," said Gregory P. Josefowicz, Chairman of PetSmart. "This transaction represents the successful conclusion of our extensive review of strategic alternatives."
"This transaction is a testament to the strength of the PetSmart brand and franchise and reflects the dedication and commitment of our 54,000 associates to serving our customers and delivering value for our company and our shareholders," said David K. Lenhardt, President and Chief Executive Officer.  "The consortium led by BC Partners will be an excellent partner for PetSmart as we continue to implement our strategic plan to capitalize on our opportunities for growth and meet the needs of pet parents."

1 Adjusted EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude charges related to one-time costs for the Profit Improvement Program incurred during the Company's third fiscal quarter of 2014.

"We are very pleased to add PetSmart to our portfolio of investments.  PetSmart is an iconic brand and the category leader in the growing pet retail industry. We look forward to working with management to continue growing PetSmart's business and executing against its recently announced strategic initiatives," said Raymond Svider, a Managing Partner at BC Partners.
"This is an excellent outcome for PetSmart shareholders; it delivers significant and immediate value while best positioning the company for the future," said James A. Star, President & CEO of Longview Asset Management. "We fully support the transaction."
J.P. Morgan Securities LLC is serving as the exclusive financial advisor to the company, and Wachtell, Lipton, Rosen & Katz is serving as the company's legal advisor.  BC Partners and its consortium investors were advised by Simpson Thacher & Bartlett LLP and Ernst & Young. Longview was represented by Skadden, Arps, Slate, Meagher & Flom.  Citigroup, Nomura, Jefferies, Barclays and Deutsche Bank, have underwritten the debt package to finance the acquisition.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. At PetSmart, we believe pets make us better people. That's why we create more moments for people to be inspired by pets. This mission impacts everything we do for our customers, the way we support our associates, and how we give back to our communities. We employ approximately 54,000 associates, operate approximately 1,387 pet stores in the United States, Canada and Puerto Rico and approximately 201 in-store PetSmart® PetsHotel® dog and cat boarding facilities. PetSmart provides a broad range of competitively priced pet food and pet products and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp day care services and pet adoption services in-store. Through petsmart.com and pet360.com, we offer the most comprehensive online pet supplies and pet care information in the U.S., and through our in-store pet adoption partnership with independent nonprofit organizations, PetSmart Charities® and PetSmart Charities® of Canada, PetSmart helps to save the lives of more than 400,000 homeless pets each year. In addition, PetSmart supports organizations that make communities a better place to call home through our philanthropy program, PetSmart Gives Back™. By giving back to the communities where we live and work, PetSmart not only celebrates the power of pets to enrich people's lives—we live it.

About BC Partners

Founded in 1986 as one of the few truly pan-European buy-out investors, BC Partners has grown and evolved into a leader in buy-outs, principally investing in larger businesses in the region and selectively in North America through its established network of offices in London, Paris, Hamburg and New York. BC Partners continues to identify attractive investment opportunities by focusing on the best balance of risk and reward for its investors and is currently advising funds totaling over €12 billion.

Since inception, BC Partners has completed 85 acquisitions with a total enterprise value of €88 billion and has delivered superior returns through economic cycles, demonstrating discipline in bull markets and an ability to invest in attractive opportunities amidst turbulence and recession.

About La Caisse de dépôt et placement du Québec

La Caisse de dépôt et placement du Québec is a long-term institutional investor that manages funds primarily for public and parapublic pension and insurance plans. As at June 30, 2014, it held $214.7 billion in net assets. As one of Canada's leading institutional fund managers, La Caisse invests in major financial markets, private equity, infrastructure and real estate, globally. For more information: www.lacaisse.com.

About StepStone

StepStone is a global private markets specialist overseeing approximately US$60 billion of private capital allocations, including over US$11 billion of assets under management. The Firm creates customized portfolios for the world's most sophisticated investors using a highly disciplined research-focused approach that prudently integrates primaries, secondaries, and co-investments.

About Longview

Longview Asset Management is an investment firm that oversees direct public and private investments on behalf of individuals, trusts, and charitable foundations associated with a private family. Longview's public market investments span a broad range of industries, including health care, manufacturing, aerospace, software, and business and financial services. As a steward of permanent capital with minimal liquidity needs, Longview also works flexibly with management teams and financial sponsors to acquire and hold private businesses, and has completed such investments in a range of industries including banking, manufacturing, direct marketing, food service, education, and hydrocarbon infrastructure.

Forward Looking Statements
This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. PetSmart, Inc. ("PetSmart")  intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: "may," "will," "could," "would," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "project," "potential," "continue," "ongoing," "outlook," "guidance" or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain PetSmart stockholder approval or the failure to satisfy any of the other closing conditions, (3) the risks related to the  debt financing arrangements entered into in connection with the merger agreement, (4) the risks related to disruption of management's attention from PetSmart's ongoing business operations due to the transaction,  (5) the effect of the announcement of the transaction on the ability of PetSmart to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (6) changes in general economic conditions, (7) the effectiveness of PetSmart's profit improvement program in reducing costs and increasing profitability, (8) conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events, (9) PetSmart's ability to compete effectively and maintain PetSmart's supply chain, (10) PetSmart's ability to effectively manage its growth and operations, (11) changes in PetSmart's structure, and (12) changes in the legal or regulatory environment. Additional risks are described under Item 1A, "Risk Factors," in PetSmart periodic filings with the Securities and Exchange Commission ("SEC"), including PetSmart's annual report on Form 10-K for the year ended February 2, 2014 filed on March 27, 2014 and in PetSmart's subsequently filed Form 10-Qs. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. PetSmart does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It
This press release does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, PetSmart will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, PETSMART'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.  Investors and security holders may obtain a free copy of the proxy statement and other documents that PetSmart files with the SEC (when available) from the SEC's website at www.sec.gov and PetSmart's website at www.petsmartfacts.com. In addition, the proxy statement and other documents filed by PetSmart with the SEC (when available) may be obtained from PetSmart free of charge by directing a request to PetSmart Investor Relations, 19601 N. 27th Avenue., Phoenix, AZ 85027, (623) 587-2025.
PetSmart and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from PetSmart stockholders with respect to the proposed acquisition of PetSmart. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PetSmart's Annual Report on Form 10-K for the fiscal year ended February 2, 2014, and its definitive proxy statement for the 2014 annual meeting of stockholders. Additional information regarding the interests of such individuals in the proposed acquisition of PetSmart will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC's website at www.sec.gov and PetSmart's website at www.petsmartfacts.com.
PetSmart, Inc. Contacts

Investor Relations
April Lenhard, 623-587-2025

Media
Sard Verbinnen & Co, 212-687-8080
Bryan Locke
blocke@sardverb.com
Brandy Bergman
bbergman@sardverb.com

BC Partners Contacts:
US Media:

James J. Olecki
Teneo Strategy
Mobile: (646) 468-5595
James.Olecki@teneostrategy.com

European Media:

Andrew Honnor
Greenbrook Communications
Mobile: +44 7557 440 440
ahonnor@greenbrookpr.com